Exhibit 10.1
LOAN AGREEMENT
     THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of September 4, 2008, by and between SUPERIOR BANCORP, a Delaware corporation (“Borrower”), and COLONIAL BANK (“Lender”), and has reference to the following facts and circumstances:
A. Borrower has applied for a revolving credit loan from Lender in the principal amount of up to $10,000,000.
B. Lender is willing to make said revolving credit loan to Borrower upon, and subject to, the terms, provisions and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually agree and promise as follows:
SECTION 1. TERM
     The “Term” of this Agreement shall commence on the date hereof and shall end on September 3, 2009 (which, if such blank is not filled in, shall be twelve months from the date of execution of this Agreement), unless earlier terminated upon the occurrence of an Event of Default under this Agreement. All representations and warranties made herein shall survive termination and termination shall not affect a party’s rights with respect to any prior breach of any term, agreement, covenant, representation or warranty contained herein.
SECTION 2. DEFINITIONS
     In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):
     Act shall have the meaning ascribed thereto in Section 9.17.
     Attorneys’ Fees means the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys employed by Lender (including, without limitation, attorneys who are employees of Lender) from time to time to represent Lender (a) in the preparation or amendment of this Agreement and the other Transaction Documents, (b) in any litigation, contest or proceeding or to take any other action in or with respect to any litigation, contest or proceeding (whether instituted by Lender, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement or any of the other Transaction Documents, Borrower, Subsidiary Bank, any Subsidiary, or any other Obligor, and (c) to enforce any of Lender’s rights to collect any of the Obligations; provided, that such Attorneys’ Fees shall be determined on the basis of rates then generally applicable to the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Lender, which may be higher than the rates such attorneys (and all paralegals, accountants and other staff employed by such attorneys) charge Lender in certain matters.

     Birmingham Banking Day shall mean any day (other than a Saturday or Sunday) on which commercial banks are open for business in Birmingham, Alabama.
     Business Day shall mean any day except a Saturday, Sunday or legal holiday observed by Lender.
     Capitalized Lease shall mean any lease which, in accordance with GAAP and any more stringent requirements under regulations applicable to Borrower or Subsidiary Bank consistently applied, is required to be capitalized on the balance sheet of the lessee.
     Change in Control shall mean any of the following events: (a) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 [the “Exchange Act”]) of beneficial ownership (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities representing more than Fifty Percent (50%) of the combined voting power in the election of directors of the then outstanding securities of Borrower or any successor of Borrower; (b) during any period of two (2) consecutive years or less, the individuals who at the beginning of such period constituted a majority of the board of directors cease, for any reason other than death, disability or retirement to constitute a majority of Borrower’s board of directors, unless the election of or nomination for election of each new director during such period was approved by a vote of at least a majority of the directors still in office who were directors at the beginning of the period; (c) approval by the stockholders of Borrower of any sale or disposition of substantially all of the assets or earning power of the Borrower; or (d) approval by the stockholders of Borrower of any merger, consolidation, or statutory share exchange to which Borrower is a party and as a result of which the persons who were stockholders of Borrower immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than Fifty Percent (50%) of the combined voting power in the election of directors of the surviving corporation.
     Code shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.
     Collateral shall have the meaning ascribed to such term in the Pledge.
     Colonial Bank Base Rate shall mean the interest rate announced from time to time by Lender as the “Colonial Bank Base Rate”. The Colonial Bank Base Rate is a reference rate established by Lender for use in computing and adjusting interest. It is subject to increase, decrease or change, and is only one of the reference rates or indices that the Lender uses. The Lender may lend to others at rates of interest at, or greater or less than the Colonial Bank Base Rate or the rate provided herein. The Colonial Bank Base Rate may change as often as daily. Any change in the interest rate resulting from a change in the Colonial Bank Base Rate shall take effect upon the change in the Colonial Bank Base Rate.
     Advance shall have the meaning ascribed thereto in Section 3.02(a).
     Consolidated Subsidiary shall mean with respect to any Person at any date, any Subsidiary or other entity the assets and liabilities of which are or should be consolidated with those of such

Person in its consolidated financial statements as of such date in accordance with GAAP and any more stringent requirements under regulations applicable to Borrower or Subsidiary Bank consistently applied.
     Default shall mean an event or condition the occurrence of which would, with the lapse of time, the giving of notice, or both, become or constitute an Event of Default as defined in Section 8 hereof.
     Distribution in respect of any corporation or other entity shall mean: (a) dividends or other distributions on or in respect of any of the capital stock or other equity interests of such corporation or other entity; and (b) the redemption, repurchase or other acquisition of any capital stock or other equity interests of such corporation or other entity or of any warrants, rights or other options to purchase any such capital stock or other equity interests.
     Environmental Laws shall have the meaning ascribed thereto in Section 9.04.
     Environmental Lien shall have the meaning ascribed thereto in Section 6.10(g).
     ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time (references to sections of ERISA shall be construed to also refer to any successor sections).
     ERISA Affiliate shall mean any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.
     Event of Default shall have the meaning ascribed thereto in Section 8.
     GAAP shall mean, at any time, generally accepted accounting principles at such time in the United States.
     Indebtedness of any Person shall mean and include all obligations of such Person which in accordance with GAAP and any more stringent requirements under regulations applicable to Borrower or Subsidiary Bank consistently applied are or should be classified upon a balance sheet of such Person as liabilities of such Person, including any and all contingent obligations, indebtedness and/or liabilities of such Person, as long as they are reflected on the balance sheet of such Person and any and all obligations of such Person under any Capitalized Lease.
     lndemnitee shall have the meaning ascribed thereto in Section 9.05.
     Indemnified Liabilities shall have the meaning ascribed thereto in Section 9.05.
     Lien shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, lien or other encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt and any lease, consignment or bailment for security purposes.

     Loan shall have the meaning ascribed thereto in Section 3.01.
     Material Adverse Effect shall mean (a) a material adverse effect on the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower, Subsidiary Bank, and/or any Subsidiary, (b) material impairment of the ability of Borrower, Subsidiary Bank, and/or any Subsidiary to perform any of its obligations under this Agreement, the Note or any of the other Transaction Documents or (c) material impairment of the enforceability of the rights of, or benefits available to, Lender under this Agreement, the Note, the Pledge or any of the other Transaction Documents.
     Money Markets shall mean one or more wholesale funding markets available to and selected by Lender, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds, interest rate swaps or others.
     Multiemployer Plan shall mean a “multiemployer plan” as defined in Section 4001(a) (3) of ERISA which is maintained for employees of Borrower, any other Obligor, any ERISA Affiliate, Subsidiary Bank, or any Subsidiary.
     Note shall mean the Revolving Credit Note to be executed and delivered to Lender pursuant to Section 3.01, as the same may from time to time be amended, modified, extended or renewed.
     Notice of Borrowing shall have the meaning ascribed thereto in Section 3.03(a).
     Obligations shall mean any and all indebtedness, liabilities and obligations of Borrower to Lender under this Agreement, the Note, the Pledge, any of the other Transaction Documents, or any other agreement, instrument or document heretofore, now or hereafter executed and delivered by Borrower to Lender, in each case in connection with or contemplated by the Transaction Documents, now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by Lender by assignment or otherwise, and any and all costs of collection and/or Attorneys’ Fees incurred or to be incurred in connection therewith.
     Obligor shall mean Borrower and each other Person who is or shall become primarily or secondarily liable, by guaranty or otherwise, on any of the Obligations or who grants Lender a Lien upon any Property or assets of such Person as collateral for any of the Obligations.
     OTS shall mean the United States Department of Treasury, Office of Thrift Supervision.
     Capital Guidelines shall have the meaning ascribed thereto in Section 6.09.
     PBGC shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     Pension Plan shall mean any “pension plan” as such term is defined in Section 3(2) of ERISA which is subject to the provisions of Title IV of ERISA and which is established or maintained by Borrower, any other Obligor, any ERISA Affiliate, Subsidiary Bank, or any Subsidiary, other than a Multiemployer Plan.

     Permitted Liens shall mean (a) Liens securing government deposits at Subsidiary Bank; (b) Liens on Property or assets which secure loans or other extensions of credit made by Subsidiary Bank or any Subsidiary in the ordinary course of their banking business; (c) Liens on Property or assets acquired by Subsidiary Bank or any Subsidiary by foreclosure or by deed in lieu of foreclosure in the ordinary course of their banking business; (d) Liens for taxes, assessments and other governmental charges that are not yet delinquent or are being contested in good faith; (e) purchase money Liens related to purchase of capital assets not to exceed $500,000; (f) Liens assumed in connection with acquisitions or mergers as long as such acquisition or merger is permitted by the terms of this Agreement; (g) statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, material men, or other like Liens incurred in the ordinary course of business and which are not yet delinquent or are being contested in good faith; (h) Liens incurred in the ordinary course of business in connection with workers’ compensation and unemployment insurance and other types of social security; (i) Liens incurred or deposits made to secure performance or tenders, bids, leases, statutory obligations, utility services, progress payments and the like; (j) the refinancing of any Liens permitted by this Agreement, and (g) the Liens described on Schedule 5.12 attached hereto.
     Person shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization or association, and a government or agency or political subdivision thereof.
     Pledge shall mean the Stock Pledge Agreement dated as of the date hereof to be executed by Borrower and delivered to Lender pursuant to Section 4 hereof as the same may from time to time be amended.
     Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible and Properties shall mean any or all of the foregoing. For purposes of this Agreement, Borrower, Subsidiary Bank, and any Subsidiary, as the case may be, shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
     Regulatory Agency shall mean any Federal, state or local governmental or regulatory agency, authority, entity or official having jurisdiction over the banking or other related activities of Borrower, Subsidiary Bank, and/or any Subsidiary including, without limitation (to the extent applicable), The Board of Governors of the Federal Reserve System, the OTS, and the Federal Deposit Insurance Corporation.
     Related Party shall mean any Person which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, Borrower, Subsidiary Bank, or any Subsidiary. The term “control” shall include the possession, directly or indirectly, of the power to vote Ten Percent (10%) or more of the capital stock of any Person or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     Reportable Event shall have the meaning ascribed thereto in ERISA.
     SEC shall mean the United States Securities and Exchange Commission.

     Subsidiary shall mean any corporation or other entity of which more than Fifty Percent (50%) of the issued and outstanding capital stock or other equity interests entitled to vote for the election of directors, managers or other persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by Borrower, Subsidiary Bank, or any Subsidiary or which under GAAP and any more stringent requirements under regulations applicable to Borrower or Subsidiary Bank, consistently applied, is required to be consolidated with any such entity on its balance sheet and Subsidiaries shall mean any or all of the foregoing.
     Subsidiary Bank shall mean as of the effective date of this Agreement, Superior Bank, a Federal savings bank; provided, that, this definition may be amended in the future to reflect any other Subsidiary Bank that Borrower acquires.
     Term shall have the meaning ascribed thereto in Section 1.
     Transaction Documents shall mean this Agreement, the Note, the Pledge, and all other agreements, documents, instruments and certificates connected with or otherwise relating to this Agreement or the Loan made hereunder, all as the same may from time to time be amended, modified, extended or renewed.
SECTION 3. THE LOAN
     3.01 Commitment of Lender. Lender hereby agrees to make Borrower a revolving credit loan in the original principal amount of up to Ten Million Dollars ($10,000,000.00) (the “Loan”), which Loan, or any portion thereof, may be repaid and, subject to the terms and conditions hereof (and as long as no Event of Default exists), reborrowed to, but not including, the last day of the Term. The aggregate principal amount which Borrower may have outstanding under the Loan at any one time shall not exceed Ten Million Dollars ($10,000,000.00), which amount may be borrowed, paid, reborrowed and repaid in whole or in part. The Loan shall be evidenced by the Revolving Credit Note of Borrower dated the date of this Agreement, payable to the order of Lender in the principal amount of $10,000,000.00, having a maturity date of the last day of the Term, and in the form attached hereto and incorporated by reference as Exhibit A (as the same may from time to time be amended, modified, extended or renewed, the “Note”). Borrower agrees to pay in full all interest, principal fees, charges and all other amounts due under the Note and Loan on the maturity date of the Term.
     3.02 Interest
          (a) Interest on each Loan advance (each, an “Advance”) shall accrue at the Colonial Bank Base Rate Floating. Interest from the date of any Advance on the outstanding unpaid principal balance shall be computed on the basis of a 360 day year by multiplying the product of the principal amount outstanding and the applicable rate by the actual amount of days elapsed and dividing by 360. No Advance may extend beyond the last day of the Term and all outstanding Advances, including principal, interest, fees related thereto, must be paid in full on the last day of the Term. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Each Advance shall be in a minimum principal amount of $100,000.

          (b) After maturity of the Loan, whether by reason of acceleration or otherwise, interest shall accrue on the Loan and be payable on demand on the entire outstanding principal balance thereof at an annual rate equal to Twelve Percent (12%). Interest on each Advance shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, and on the last day of the Term, or earlier if maturity is accelerated pursuant to the terms of this Agreement. All payments shall be applied first to the payment of all accrued and unpaid interest, with the balance, if any, to be applied to the payment of principal. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
     3.03 Method of Borrowing.
     (a) Borrower shall give Lender oral or written notice (a “Notice of Borrowing”) by 10:00 a.m. (Birmingham time) on (i) the Business Day on which each Advance shall be made. Each Notice of Borrowing shall specify: (A) the date of such advance, which shall be a Business Day during the Term, and (B) the aggregate principal amount of such advance.
     (b) A Notice of Borrowing shall not be revocable by Borrower.
     (c) Subject to the terms and conditions of this Agreement, provided that Lender has received the Notice of Borrowing, Lender shall (unless Lender determines that any applicable condition specified in Section 4 has not been satisfied) make the applicable Advance to Borrower by crediting the amount of such Advance to a demand deposit account of Borrower at Lender specified by Borrower (or such other account mutually agreed upon in writing between Lender and Borrower) not later than 2:30 p.m. (Birmingham time) on the Business Day specified in said Notice of Borrowing.
     (d) If Lender makes a new Advance under this Agreement on a day on which Borrower is required to or has elected to repay all or any part of an outstanding Advance, Lender shall apply the proceeds of its new Advance to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by Lender to Borrower.
     (e) Borrower hereby irrevocably authorizes Lender to rely on telephonic, telegraphic, telecopy, telex, electronic mail, or written instructions of any individual identifying himself or herself as one of the individuals listed on Schedule 3.03 attached hereto (or any other individual from time to time authorized to act on behalf of Borrower pursuant to a resolution adopted by either the Board of Directors of Borrower and certified by the Secretary of Borrower) with respect to any request to make an Advance or a repayment under this Agreement, and on any signature which Lender believes to be genuine, and Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine. Borrower also hereby agrees to defend and indemnify Lender and hold Lender harmless from and against any and all claims, demands, damages, liabilities, losses and reasonable costs and expenses (including, without limitation, reasonable Attorneys’ Fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making Advances or repayments under this Agreement; unless such claims, demands, damages, liabilities and losses are caused solely by Lender’s gross negligence or intentional misconduct.

     3.04 Prepayment. Borrower shall be privileged at any time to prepay all or any portion of the Loan prior to last day of the Term, without penalty or premium, provided that: (a) partial prepayments shall be applied to the installments of principal of the Note in the inverse order of their stated maturities; (b) on each prepayment date, Borrower shall pay to Lender all accrued interest on the principal portion of the Loan being prepaid to and including the date of such prepayment; (c) no Default or Event of Default under this Agreement shall have occurred and be continuing; and (d) if an Advance is prepaid due to acceleration of the Loan upon default or otherwise, Borrower agrees to pay all of Lender’s costs, and expenses (as determined by Bank) incurred as a result of such prepayment. Any prepayment of an Advance shall be in an amount equal to the remaining entire principal balance of such Advance.
     3.05 General Provisions as to Payments. Borrower shall make each payment of principal of, and interest on, the Loan and all other amounts payable by Borrower under this Agreement, not later than 12:00 noon (Birmingham time) on the date when due and payable, in Federal or other funds immediately available in Birmingham, Alabama, to Lender at its address referred to in Section 3.06. All payments received by Lender after 12:00 noon (Birmingham time) shall be deemed to have been received by Lender on the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Loans or of other amount shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.
     3.06 Place of Payment. Both principal and interest under the Note are payable to Lender in lawful currency of the United States in Federal or other immediately available funds at Lender’s banking office at 100 Colonial Bank Blvd, Montgomery, AL 36117-4244.
     3.07 Late Fees. If Borrower fails to make any payment of any principal of or interest on any Advance within ten (10) days after the same becomes due, whether by reason of maturity, acceleration or otherwise, in addition to all of the other rights and remedies of Lender under this Agreement and at law or in equity, Borrower shall pay Lender on demand with respect to each such late payment a late fee in an amount not to exceed Three Percent (3%) of each late payment.
     3.08 Capital Adequacy. If, after the date of this Agreement, Lender shall have determined in good faith that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Regulatory Agency, other governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or will have the effect of reducing the rate of return on Lender’s capital in respect of its obligations under this Agreement to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy), then from time to time Borrower shall pay to Lender upon demand such additional amount or amounts as will compensate Lender for such reduction. All determinations made in good faith by Lender of the additional amount or amounts required to compensate Lender in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

SECTION 4. PRECONDITIONS TO LOAN ADVANCES
     4.01 Initial Advance under Loan. Notwithstanding any provision contained herein to the contrary, Lender shall have no obligation to make the initial Advance unless Lender shall have received the following, all in form acceptable to Lender:
     (a) this Agreement and the Note, each executed by a duly authorized officer of Borrower;
     (b) the Pledge, executed by a duly authorized officer of Borrower, and the collateral schedule, stock power(s), UCC financing statement, and such other documents as Lender may require in connection with the Pledge;
     (c) 127,501 shares of the common stock of Subsidiary Bank, representing One Hundred Percent (100%) of the issued and outstanding common stock of Subsidiary Bank (as verified by the Secretary of Subsidiary Bank), said shares to be issued in Borrower’s name and accompanied by stock powers duly executed in blank by an authorized officer of Borrower which the signature(s) of such officer(s) guaranteed; the Certificate of President, duly executed by the President of Borrower; copies of resolutions of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents, certified by the Secretary of Borrower;
     (d) copies of the Articles or Certificate of Incorporation of Borrower, including any amendments thereto, certified by the Secretary of State of the State of Delaware, and copies of the Articles or Certificate of Incorporation of Subsidiary Bank, including any amendments thereto, certified by the OTS;
     (e) copies of the By-Laws of Borrower and Subsidiary Bank, including any amendments thereto, certified by the Secretary of Borrower, and the Secretary of Subsidiary Bank, respectively;
     (f) a certificate of good standing for Borrower issued by the Secretary of State of the State of Delaware, and a certificate of corporate existence for Subsidiary Bank issued by the OTS and a certificate of FDIC insurance;
     (g) an opinion of counsel from William H. Caughran, Jr., General Counsel of Borrower, in the form acceptable to Lender;
     (h) evidence that no change in the financial condition of Borrower, Subsidiary Bank and/or any Subsidiary shall have occurred since June 30, 2008 that could have a Material Adverse Effect; and
     (i) such other agreements, documents, instruments, certificates and assurances as Lender may reasonably request.
     4.02 All Advances. Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to make any Advance under this Agreement unless:

     (a) Lender shall have received a Notice of Borrowing for such Revolving Credit Loan as required by Section 3.03(a);
     (b) both immediately before and immediately after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing;
     (c) no change in the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower, Subsidiary Bank and/or any Subsidiary which may have a Material Adverse Effect shall have occurred since the date of this Agreement and be continuing; and
     (d) all of the representations and warranties made by Borrower and any third-parties in this Agreement and/or in any other Transaction Document shall be true and correct in all material respects on and as of the date of such Loan as if made on and as of the date of such Advance (and for purposes of this Section 4.02(d), the representations and warranties made by Borrower in Section 5.04 shall be deemed to refer to the most recent financial statements of Borrower delivered to Lender pursuant to Section 6.03).
Each request for an Advance by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the facts specified in clauses (b), (c), and (d) of this Section 4.02.
SECTION 5. REPRESENTATIONS AND WARRANTIES
     To induce Lender to make the Loan, Borrower hereby represents and warrants to Lender that:
     5.01 Corporate Existence and Power. Each of Borrower, Subsidiary Bank, and each Subsidiary: (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) has all requisite corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted; and (c) is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its business, financial condition or operations. Borrower is a Delaware chartered “savings and loan holding company” as defined in and within the meaning of 12 U.S.C. §1467a et seq., and as such Borrower has filed all necessary reports with and received all necessary approvals from OTS. Subsidiary Bank is a “Federal savings association” and an “insured depository institution”, as those terms are defined in and within the meaning of 12 U.S.C. §§1462 and 1813 and no act has occurred which could adversely affect the status of Subsidiary Bank as an “insured depository institution.” Subsidiary Bank is a Federal savings bank chartered under 12 U.S.C. §1464.
     5.02 Corporate Authorization. The execution, delivery and performance by Borrower of this Agreement, the Note, the Pledge, and the other Transaction Documents are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action.

     5.03 Binding Effect. This Agreement, the Note, the Pledge, and the other Transaction Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights in general.
     5.04 Financial Statements. Borrower has furnished Lender with the following financial statements, identified by the principal financial officer of Borrower: (a) consolidated and consolidating balance sheets and profit and loss statements of Borrower and its Consolidated Subsidiaries as of December 31, 2007, all certified by Borrower’s independent certified public accountants, which financial statements have been prepared in accordance with GAAP and any more stringent requirements under regulations applicable to Borrower or Subsidiary Bank consistently applied; and (b) the Thrift Financial Report (OTS Form 1313) of Subsidiary Bank as of June 30, 2008, certified by the President or Chief Financial Officer of Subsidiary Bank. Borrower further represents that: (1) said financial statements fairly present the condition of Borrower and its Consolidated Subsidiaries as of the dates thereof, (2) there has been no change in the condition or operation, financial or otherwise, of Borrower or any of its Consolidated Subsidiaries since June 30, 2008 that could have a Material Adverse Effect, and (3) neither Borrower nor any of its Consolidated Subsidiaries has any direct or contingent liabilities which are not disclosed on said financial statements which could have a Material Adverse Effect.
     5.05 Litigation. Except as disclosed in Schedule 5.05 attached hereto, there is no action or proceeding pending or, to the knowledge of Borrower, threatened against or affecting Borrower, Subsidiary Bank or any Subsidiary, before any court, arbitrator or governmental, regulatory or administrative body, agency or official which could result in any change in the condition or operation, financial or otherwise, of Borrower, Subsidiary Bank, or any Subsidiary which may have a Material Adverse Effect, and neither Borrower, Subsidiary Bank nor any Subsidiary is in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or governmental, regulatory or administrative body, agency or official which could have a Material Adverse Effect.
     5.06 Pension and Welfare Plans. Each Pension Plan complies in all material respects with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower, Subsidiary Bank, any Subsidiary, nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in sections 4203 or 4205 of ERISA, respectively; no steps have been instituted by Borrower, Subsidiary Bank, any Subsidiary, or any ERISA Affiliate to terminate any Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multiemployer Plan which could result in the incurrence by Borrower, Subsidiary Bank, any Subsidiary,or any ERISA Affiliate of any material liability, fine or penalty; and neither Borrower, Subsidiary Bank, any Subsidiary, nor any ERISA Affiliate is a “contributing sponsor” as defined in Section 4001(a) (13) of ERISA of a “single-employer plan” as defined in Section 4001(a) (15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Neither Borrower, Subsidiary Bank, nor any Subsidiary, has any contingent liability with respect to any “employee welfare benefit plans”, as such term is defined in Section 3(a) of ERISA, which covers retired employees and their beneficiaries.

     5.07 Tax Returns. Borrower, Subsidiary Bank, and each Subsidiary have filed all Federal, state and local income tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to such returns or pursuant to any assessment received by Borrower, Subsidiary Bank, and each Subsidiary, except for the filing of such returns, if any, in respect of which an extension of time for filing is in effect.
     5.08 Subsidiaries. Subsidiary Bank and the other Subsidiaries set forth on Schedule 5.08 are the only Subsidiaries of Borrower. Except as disclosed herein, neither Borrower nor Subsidiary Bank, individually or collectively, owns or holds, directly or indirectly, any capital stock of or equity interest in any corporation, partnership, limited liability company or other entity. Borrower may at any time amend, modify or supplement this Section 5.08 and Schedule 5.08 by notifying Lender in writing of any changes thereto, including any formation, acquisition, merger or liquidation of any Subsidiary or any change in the capitalization of any Subsidiary, in each case, in accordance with the terms of this Agreement, and thereby the representations and warranties contained in this Section 5.08 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.
     5.09 Compliance with Laws. Borrower, Subsidiary Bank, and each Subsidiary have complied in all material respects with and will continue to comply with all applicable federal and state laws and regulations, including without limitation ones that: (a) regulate or are concerned in any way with its or their banking and trust business, including without limitation those laws and regulations relating to the investment of funds, lending of money, collection of interest, extension of credit, and location and operation of banking facilities; or (b) otherwise relate to or affect the business or assets of Borrower, Subsidiary Bank, and each Subsidiary, or the assets owned, used or occupied by them.
     5.10 Compliance With Other Instruments. None of the execution and delivery by Borrower of the Transaction Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, Subsidiary Bank and the other Subsidiaries or any of the provisions of the Certificates of Incorporation or By-Laws of each or any of the provisions of any indenture, agreement, document, instrument or undertaking to which each is a party or subject, or by which it or its Property is bound. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, the exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, is required to authorize, or is otherwise required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents.
     5.11 Other Loans, Guarantees or Derivative Transactions. Except as disclosed on Schedule 5.11 attached hereto or in the ordinary course of its banking business, neither Borrower, Subsidiary Bank, nor any Subsidiary is a borrower, guarantor or obligor with respect to any loan transaction, guarantee or other indebtedness for borrowed money or a party to a derivative or credit derivative transaction (including without limitation interest rate swaps, credit default swaps, total return swaps, credit-linked notes, and credit spread options), whether on-balance sheet or off-balance sheet.
     5.12 Title to Property. Borrower, Subsidiary Bank, and each Subsidiary are each the sole and absolute owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower, Subsidiary Bank, and each Subsidiary to conduct its business. Neither Borrower, Subsidiary Bank, nor any Subsidiary has signed or authorized the filing of any financing statements, security agreements or chattel mortgages with respect to any of its respective Property, has granted or permitted any Liens with respect to any of its Property or has any knowledge of any Liens with respect to any of its Property, except as disclosed on Schedule 5.12 attached hereto.
     5.13 Regulation U. No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, U, T or X thereof, as amended.
     5.14 Environmental Matters. There are no disputes pending (nor, to the knowledge of Borrower, are there any disputes threatened nor, to the knowledge of Borrower, is there any basis therefor) affecting Borrower, Subsidiary Bank, or any Subsidiary, whether or not in or before any court or arbitrator of any kind or involving any governmental or regulatory body, which, if adversely determined could, singly or in the aggregate, have a Material Adverse Effect on the business, Properties, assets, liabilities, financial condition, results of operations or business prospects of Borrower, Subsidiary Bank, or any Subsidiary or on the ability of Borrower to perform its obligations hereunder or under the Note or any of the other Transaction Documents, relating to environmental matters, including, without limitation, any notice from any agency, state or Federal, that Borrower, Subsidiary Bank, or any Subsidiary is a potentially responsible party for the cleanup of any environmental waste site, that Borrower, Subsidiary Bank, or any Subsidiary is in violation of any environmental permit or regulation, that Borrower, Subsidiary Bank, or any Subsidiary has been placed on any registry of solid or hazardous waste disposal sites, or of the expiration, revocation or denial of any environmental permit or other loss of interim status or other current authorization to operate any unit or portion of the facilities of Borrower, Subsidiary Bank, or any Subsidiary.
     5.15 Shares of Subsidiary Bank. The authorized capital of Subsidiary Bank consists solely of 200,000 shares of common stock, $1.00 par value. As of the date hereof, Borrower is the sole legal and beneficial owner of 127,501 shares of common stock, $1.00 par value, of Subsidiary Bank (the “Subsidiary Bank Shares”), representing all of the outstanding and issued shares of common stock of Subsidiary Bank, subject to no Liens, warrants, options, proxies, restrictions on transfer, resale or other disposition; and that all of such shares are all validly issued, fully paid and nonassessable. As of the date hereof, there are no warrants or options, or any agreements to issue any warrants or options, outstanding with respect to any class of capital stock of Subsidiary Bank. Upon delivery of the Pledge and the certificate evidencing the Subsidiary Bank Shares to Lender, Lender will have, and Borrower hereby grants to Lender, a first and prior and perfected security interest and lien on such Subsidiary Bank Shares, with right of set-off, and all proceeds thereof and distributions thereon, as collateral for and securing the Obligations of Borrower to Lender, including the Note and Obligations arising hereunder and under the Pledge and other Transaction Documents, free and clear of and not subject to any Liens, rights of ownership or possession, or any adverse interest or claim of any Person.
     5.16 [Intentionally deleted].
     5.17 Material Contracts. Except as set forth in Schedule 5.17, there is not, under any agreement, lease or contract to which either Borrower or the Subsidiary Bank is a party, an existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default on the part of Borrower or the Subsidiary Bank, or provide a reasonable basis for any other claim of non-excusable delay or non-performance on the part of Borrower or the Subsidiary Bank and which could have a Material Adverse Effect on either Borrower or the Subsidiary Bank.
SECTION 6. AFFIRMATIVE COVENANTS
     Borrower covenants and agrees that, so long as any of Obligations are outstanding, it will, and will cause Subsidiary Bank, or any Subsidiary to:
     6.01 Insurance. Keep adequately insured, by financially sound and reputable insurers acceptable to Lender and in amounts reasonably acceptable to Lender, all Property of Borrower, Subsidiary Bank, and each Subsidiary of the character usually insured by corporations and other entities engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such corporations and acceptable to Lender, and (b) cause Subsidiary Bank to maintain coverage under a banker’s blanket bond in an amount equal to the greater of the amount of coverage currently maintained by Subsidiary Bank or the minimum coverage recommended by the applicable Regulatory Agencies, plus such excess fidelity coverage as Lender may reasonably request from time to time. Promptly after Lender’s request therefor, Borrower shall provide Lender with evidence that Borrower maintains, and that Subsidiary Bank maintain, the insurance required under this Section 6.01, and evidence of the payment of all premiums therefor.
     6.02 Payment of Taxes. Duly file all Federal, state and local income tax returns and all other tax returns and reports which are required to be filed; and pay before the same become delinquent, all taxes and governmental charges assessed against or upon Borrower, Subsidiary Bank, and each Subsidiary, as the case may be, or upon their respective Properties, assets, income or franchises, except to the extent any failure to do so would not have a Material Adverse Effect.
     6.03 Financial Data.
     Deliver to Lender:
     (a) As soon as practicable and in any event within sixty (60) days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year of Borrower) an unaudited consolidated statement of earnings and retained earnings of Borrower and its Consolidated Subsidiaries for the period from the beginning of the current fiscal year to the end of such fiscal quarter, and an unaudited consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified to Lender by the principal financial officer of Borrower, subject to changes resulting from normal year-end adjustments; all such statements to be prepared in accordance with GAAP and any more stringent requirements under regulations applicable to Borrower or Subsidiary Bank consistently applied (provided that as long as Borrower timely files its SEC Form 10-Q for any applicable fiscal quarter, this reporting requirement shall be deemed to be satisfied for such fiscal quarter);
     (b) As soon as practicable and in any event within ninety (90) days after the end of each fiscal year, consolidated and consolidating statements of earnings and retained earnings of Borrower and its Consolidated Subsidiaries for such year, consolidated and consolidating statements of cash flow of Borrower and its Consolidated Subsidiaries for such year, and consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding fiscal year, all such statements to be prepared in accordance with GAAP and any more stringent requirements under regulations applicable to financial institutions consistently applied and reported and accompanied by the unqualified opinion of independent certified public accountants selected by Borrower and acceptable to Lender (provided that as long as Borrower timely files its SEC Form 10-K for any applicable fiscal year, this reporting requirement shall be deemed to be satisfied for such fiscal year);
     (c) As soon as practicable and in any event within sixty (60) days after the end of each fiscal quarter, a certificate in substantially the form of that attached hereto and made a part hereof as Exhibit B (with appropriate insertions), executed by the principal financial officer of Borrower;
     (d) Promptly after filing with any Regulatory Agency, and in any event within fifteen (15) days after the filing thereof, copies of all financial statements, call reports, filings and other documents which Borrower, Subsidiary Bank, or any Subsidiary shall file with the SEC and any Regulatory Agency and which are otherwise not publicly available; and
     (e) With reasonable promptness, such other financial information and data as Lender may from time to time reasonably request. Lender shall keep such information confidential in compliance with applicable law, provided that Lender is hereby authorized to deliver a copy of any financial statement or other information made available by Borrower, Subsidiary Bank, or any Subsidiary to any regulatory authority having jurisdiction over Lender, pursuant to any request therefor.
     6.04 Maintenance of Property. Maintain all Property, plants and equipment (except obsolete equipment) in good operating order, and from time to time make all needful and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.
     6.05 Inspection. Permit any employee or contractor designated by Lender to visit, inspect and audit any of the Properties, corporate books, loan documentation, loan portfolios, loan files and financial records of Borrower, Subsidiary Bank, and any Subsidiary and to discuss the affairs, finances and accounts of Borrower, Subsidiary Bank, and any Subsidiary with the principal officers of Borrower, Subsidiary Bank, and any Subsidiary, all at such reasonable times and at such reasonable intervals as Lender may request. Lender shall keep such information confidential in compliance with applicable law, provided that Lender is hereby authorized to deliver a copy of any such information made available by Borrower, Subsidiary Bank, or any Subsidiary to any regulatory authority having jurisdiction over Lender, pursuant to any request therefor.
     6.06 Corporate Existence. Do or cause to be done all things necessary to (a) preserve and keep in full force and effect its corporate existence, rights and franchises to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect, (b) duly qualify to do business in all jurisdictions where the nature of Property or the nature of the business requires such qualification to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect, (c) maintain its status as a “savings and loan holding company” under and within the meaning of 12 U.S.C. §1467a, (d) cause Subsidiary Bank to preserve and keep in full force and effect its existence, franchise and right to do business as a Federal savings bank under the laws of the United States, and (e) maintain Subsidiary Bank’s status as an “insured depository institution” as defined in, or within the meaning of, 12 U.S.C. §1813, and to otherwise maintain Subsidiary Bank’s eligibility for federal deposit insurance.
     6.07 Compliance with Law. Comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which it is subject, and obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of the Properties, or to the conduct of the business, which violation or failure to obtain might have a Material Adverse Effect.
     6.08 ERISA Compliance. If Borrower, Subsidiary Bank, or any Subsidiary shall have, or in the future create, any Pension Plan, Borrower shall comply in all material respects with, and shall cause Subsidiary Bank, and each Subsidiary to comply with, all requirements of ERISA relating to such plan. Without limiting the generality of the foregoing, Borrower will not: (a) permit, or cause or allow Subsidiary Bank, and each Subsidiary to permit, any Pension Plan maintained by it, Subsidiary Bank, or any Subsidiary, as the case may be, to engage in any nonexempt “prohibited transaction”, as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended; (b) permit, or cause or allow Subsidiary Bank, or any Subsidiary to permit, any Pension Plan maintained by it, Subsidiary Bank, or any Subsidiary, as the case may be, to incur any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA, 29 U.S.C. §1082, whether or not waived; (c) terminate, or cause or allow Subsidiary Bank, or any Subsidiary to terminate, any such Pension Plan in a manner which could result in the imposition of a Lien on the Property of Borrower, Subsidiary Bank, or any Subsidiary, as the case may be, pursuant to section 4068 of ERISA, 29 U.S.C. §1368; or (d) take, or cause or allow Subsidiary Bank, or any Subsidiary to take, any action which would constitute or give rise to a complete or partial withdrawal from a multi-employer plan within the meaning of Sections 4203 and 4205 of Title IV of ERISA. Notwithstanding any provision contained in this Section 6.08 to the contrary, an act by Borrower, Subsidiary Bank, or any Subsidiary shall not be deemed to constitute a violation of subparagraphs (a) through (d) hereof unless Lender determines in good faith that said action, individually or cumulatively with other acts of Borrower, Subsidiary Bank, or any Subsidiary, does have or is likely to cause a significant adverse financial effect upon Borrower, Subsidiary Bank, or any Subsidiary. Borrower shall have the affirmative obligation hereunder to report to Lender any of those acts identified in subparagraphs

(a) through (d) hereof, regardless of whether said act does or is likely to cause a significant adverse financial effect upon Borrower, Subsidiary Bank, or any Subsidiary, and failure by Borrower to report such act promptly upon Borrower’s becoming aware of the existence thereof shall constitute an Event of Default hereunder.
     6.09 Risk-Based and Leverage Capital Adequacy Requirements. Comply with, to the extent applicable, the capital guidelines for savings associations of the OTS as set forth in 12 C.F.R. §565.4 (the “OTS Capital Guidelines”), as from time to time amended, or in any successor law, rule or regulation of similar import. In addition, Borrower will cause Subsidiary Bank (i) to maintain at all times during the Term of this Agreement a “well-capitalized” rating under the OTS Capital Guidelines; (ii) to maintain at least a Minimum Tier 1 capital/asset ratio of 7% and (iii) to maintain Tier 1 equity capital as determined under the OTS Capital Guidelines, and tangible capital as determined under 12 CFR 567.9, of at least $200 million.
     6.10 Notices. Notify Lender in writing of any of the following immediately after learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto; and, in addition, shall make the notifications provided in sections 6.10(j). (k) and (1):
     (a) Default. The occurrence of (i) any Default or Event of Default under this Agreement, or (ii) any default or event of default by Borrower, Subsidiary Bank, or any Subsidiary (which could reasonably be expected to have a Material Adverse Effect), under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or instrument to which Borrower, Subsidiary Bank, or any Subsidiary, as the case may be, is a party or by which it is bound or to which it is subject;
     (b) Litigation. The institution of any litigation, arbitration proceeding or governmental or regulatory proceeding affecting Borrower, Subsidiary Bank, or any Subsidiary, whether or not considered to be covered by insurance, which could reasonably be expected to have a Material Adverse Effect;
     (c) Judgment. The entry of any judgment or decree against Borrower, Subsidiary Bank, or any Subsidiary which could reasonably be expected to have a Material Adverse Effect;
     (d) Pension Plans. The occurrence of a Reportable Event (which could reasonably be expected to have a Material Adverse Effect) with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate, any other Obligor or Subsidiary Bank; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person to terminate any Pension Plan; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate, any other Obligor or Subsidiary Bank from any Multiemployer Plan; or the incurrence of any material increase in the contingent liability of Borrower, any other Obligor or Subsidiary Bank with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;
     (e) Change of Name. Any change in the name of Borrower, Subsidiary Bank, or any Subsidiary which could reasonably be expected to have a Material Adverse Effect;

     (f) Change in Place(s) of Business. Any proposed opening, closing or other change of any place of business of Borrower, Subsidiary Bank, or any Subsidiary which could reasonably be expected to have a Material Adverse Effect;
     (g) Environmental Matters. Receipt of any notice that the operations of Borrower, Subsidiary Bank, or any Subsidiary are not in full compliance with any of material requirements of any applicable Federal, state or local environmental, health or safety law, rule or regulation; receipt of notice that Borrower, Subsidiary Bank, or any Subsidiary is subject to any Federal, state or local investigation evaluating whether any remedial action is needed to respond to the material release of any hazardous or toxic waste, substance or constituent or other substance into the environment; or receipt of notice that any of the Properties or assets of Borrower, Subsidiary Bank, or any Subsidiary are subject to an “Environmental Lien.” For purposes of this Section 6.10, “Environmental Lien” shall mean a Lien in favor of any governmental or regulatory agency, entity, authority or official for (1) any liability under Federal, state or local environmental laws, rules or regulations which could reasonably be expected to have a Material Adverse Effect or (2) damages arising from or costs incurred by any such governmental or regulatory agency, entity, authority or official in response to a release of a hazardous or toxic waste, substance or constituent or other substance into the environment which could reasonably be expected to have a Material Adverse Effect;
     (h) Material Adverse Effect. The occurrence of any change in the business, operations or condition, financial or otherwise, of Borrower, Subsidiary Bank, or any Subsidiary which could reasonably be expected to have a Material Adverse Effect; and
     (i) Regulatory Matters. The issuance of any cease and desist order against Borrower, Subsidiary Bank, or any Subsidiary by any Regulatory Agency and/or the entry of any memorandum of understanding or other agreement between Borrower, Subsidiary Bank, or any Subsidiary and any Regulatory Agency, regardless of whether the same is voluntary or involuntary.
     (j) Letters / Notifications from Auditors. Borrower will provide copies of any reports or letters or notifications from Borrower’s or Subsidiary Bank’s certified public accountant that are addressed to management, the audit committee or the board of directors of Borrower or Subsidiary Bank respectively within 30 days of receipt.
     (k) To the extent allowed by law, Borrower will provide any summary reports or requests from external regulators and the corresponding management responses within 30 days of receipt or sending thereof.
     (1) Borrower will provide copies of internal memoranda or reports to the Audit Committees of Borrower or Subsidiary Bank regarding allowance for loan loss adequacy (ALLL Adequacy) within 30 days of issuance.
     6.11 Utilization of Loan Proceeds. Utilize the proceeds of any advance made under the Loan solely for working capital purposes, for payment to U.S. Bank, National Association in the amount of the principal and interest outstanding under that certain $10 million loan dated on or about January 26, 2007, for the repurchase of Borrower’s stock, and for providing liquidity to Subsidiary Bank.

SECTION 7. NEGATIVE COVENANTS
     Borrower covenants and agrees that, as long as any of the Obligations are outstanding, it will not, and it will not cause or permit Subsidiary Bank, or any Subsidiary to, without the prior written consent of Lender:
     7.01 Indebtedness. Create or incur any Indebtedness except (a) to Lender, (b) the Indebtedness described in Schedule 5.11 attached hereto, (c) Indebtedness of Subsidiary Bank to creditors in the ordinary course of its banking business, (d) other Indebtedness consisting of trust preferred securities or other subordinate Indebtedness having minimum maturities of ten (10) years, and (e) such other Indebtedness incurred after written approval from Lender; provided that any such permittted incurrence of Indebtedness described in this Section 7.01 shall not cause or constitute a Default or Event of Default under any other provision of this Agreement.
     7.02 Merger or Consolidation, etc. Merge into or consolidate with any other Person, or cause or permit any change in the ownership of Borrower, Subsidiary Bank, or any Subsidiary, or any Change in Control; provided however, that the foregoing restriction shall not apply (a) to any merger or consolidation between or among any one or more of Borrower, Subsidiary, Bank and/or any other Subsidiary, and (b) to any other merger or consolidation in which Borrower, Subsidiary Bank or any other Subsidiary, as the case may be, is the surviving entity if, at the effective time of or immediately after the consummation such merger or consolidation no Event of Default has occurred and is continuing.
     7.03 Sale of Property. Sell, lease, transfer or otherwise dispose of any Property or assets, except in the ordinary course of business; provided, however, that the foregoing shall not preclude Borrower, Subsidiary Bank, or any Subsidiary from selling, leasing, transferring or otherwise disposing of less than substantially all of its assets so long as the purchase price for said assets shall be equal to or greater than the depreciated book value of said assets.
     7.04 Distributions. Declare or incur any liability to make any Distribution in respect of the capital stock of Borrower, Subsidiary Bank, or any Subsidiary, except that: (a) Subsidiary Bank shall be permitted to pay cash dividends to Borrower to the extent necessary to pay (i) the Obligations then due and payable to Lender and which are actually applied toward payment of the Obligations, and (ii) the normal operating expenses of Borrower; and (b) so long as no Default or Event of Default under this Agreement has occurred and is continuing or is created thereby Borrower shall be permitted to declare and pay cash dividends on its capital stock.
     7.05 Issuance of Stock, etc. Authorize or issue any new types, varieties or classes of capital stock of Subsidiary Bank, either preferred or common, voting or nonvoting, or any bonds or debentures, subordinated or otherwise, or any stock warrants or options, or authorize or issue any additional shares of stock of any existing class of stock, or grant any person other than Lender any proxy for existing shares, or cause or allow, or declare any stock splits or take any other action which could, directly or indirectly, decrease Borrower’s ownership interest in Subsidiary Bank.
     7.06 Default. Allow to occur, or to continue unremedied, any act, event or condition which constitutes an event of default, or which, with the passage of time or giving of notice, or both, would constitute an event of default under, any agreement, document or instrument to which Borrower, Subsidiary Bank, or any Subsidiary is a party or by which Borrower, Subsidiary Bank, or any Subsidiary may be bound.
     7.07 Investments. Make any advances or loans or extensions of credit to, purchase any stock or other ownership interests, bonds, notes, debentures or other securities of, make any expenditures on behalf of or in any manner assume liability (direct, contingent or otherwise) for the Indebtedness of, any Person, except, as may arise in the ordinary course of business, (a) such guarantees, letters of credit, loans, advances and/or investments made by Subsidiary Bank or any Subsidiary in the ordinary course of their banking businesses, (b) loans or advances from Borrower to Subsidiary Bank, or any Subsidiary, (c) the acquisition by Borrower, Subsidiary Bank or any other Subsidiary, as the case may be, shares of stock, obligations and/or other securities received in settlement of claims arising in the ordinary course of business, (d) the acquisition by Borrower, Subsidiary Bank or any other Subsidiary, as the case may be, of the stock or other ownership interests of any Person if, at the effective time of or immediately after the consummation such acquisition, no Event of Default has occurred and is continuing, (e) such investments by Borrower, Subsidiary Bank or any other Subsidiary, as the case may be, that are permitted under applicable law to be made by bank holding companies, financial institutions and their subsidiaries, (f) that certain loan by Borrower to the Superior Bancorp Employee Stock Ownership Plan, formerly known as the Community Bancshares, Inc. Employee Stock Ownership Plan, and (g) such other investments which have been approved by Lender.
     7.08 Liens. Create, incur, assume, permit the imposition of or allow the continuance of any Lien on any Properties except for Permitted Liens. Borrower shall not create, incur, assume, permit the imposition of or allow the continuance of any Liens on the Subsidiary Bank Shares except Liens in favor of Lender.
     7.09 Subsidiaries and Related Companies. (a) Transfer any Property to any Related Party other than the transfer of Property between or among Borrower, Subsidiary Bank or other Subsidiaries, (b) purchase or sign any agreement to purchase any securities of any Related Party (whether debt, equity or otherwise), underwrite or guarantee the same, or otherwise become obligated with respect thereto in the aggregate amount greater than $500,000, or (c) take any other action or permit any action to be taken with respect to any Related Party which would jeopardize either Borrower’s ability to repay the Loan, or any portion thereof, as the same becomes due and payable, or the security given to Lender with respect to the Loan.
     7.10 Use of Proceeds. Without Lender’s prior written consent, use or permit any proceeds of any Advance to be used by Borrower, Subsidiary Bank, or any Subsidiary, to either directly or indirectly for the purpose (whether immediate, incidental or ultimate) of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as from time to time amended.
     7.11 Nature of Business. Conduct or engage in any business if, as a result thereof, the general nature of the business which would thereafter be engaged in by Borrower or Subsidiary Bank, as the case may be, would be substantially changed from the general nature of the business engaged in on the date of this Agreement by Borrower or Subsidiary Bank, as the case may be.

     7.12 Other Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.
SECTION 8. EVENTS OF DEFAULT
     If any of the following (each an “Event of Default”) shall occur and be continuing:
     8.01 Borrower shall fail to pay or perform any of the Obligations for the payment of money, including principal, interest, or fees, as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise;
     8.02 Any material representation or warranty of Borrower made in this Agreement or in any of the other Transaction Documents or in any certificate, agreement, instrument or statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect when made or effected;
     8.03 Borrower shall fail to perform or observe any term, covenant or provision contained in sections 6.09, 6.10, or Section 7 hereof;
     8.04 Borrower shall fail to perform or observe any other (i.e., not expressly described under any other section of this Article 8) term, covenant or provision contained in this Agreement and any such failure remains unremedied for thirty (30) days after the earlier of (a) written notice of default is given to Borrower by Lender, or (b) any officer of Borrower obtaining actual knowledge of such failure;
     8.05 This Agreement or any of the other Transaction Documents shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability hereof or thereof shall be contested or denied by Borrower or any Obligor, or if Borrower or any Obligor shall deny that it has any further liability or obligation hereunder or thereunder or if Borrower or any Obligor shall fail to comply with or observe any of the terms, provisions or conditions contained in any of the Transaction Documents (other than this Agreement);
     8.06 Borrower, Subsidiary Bank or any Subsidiary shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself, himself or herself or of a substantial part of its Property or assets, (d) file an answer admitting the material allegations of a petition filed against itself, himself or herself in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its, his or her inability or fail generally to pay its, his or her debts as they become due, (g) become insolvent in either the equity or bankruptcy sense of the term or (h) take any corporate or other action for the purpose of effecting any of the foregoing;
     8.07 An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Borrower, Subsidiary Bank or any Subsidiary, or of a substantial part of the Property or assets of Borrower, Subsidiary Bank or any Subsidiary, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy; insolvency, receivership, liquidation or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower, Subsidiary Bank or any Subsidiary or of a substantial part of the Property or assets of Borrower, Subsidiary Bank or any Subsidiary or (c) the winding-up or liquidation of Borrower, Subsidiary Bank or any Subsidiary; and any such proceeding or petition shall continue undismissed for sixth (60) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) consecutive days;
     8.08 Subsidiary Bank shall be placed in or threatened to be placed in receivership by any Regulatory Agency;
     8.09 The issuance of any regulatory action, cease and desist order against Borrower, Subsidiary Bank, or any Subsidiary by any Regulatory Agency and/or the entry of any regulatory action, memorandum of understanding or other written agreement between Borrower, Subsidiary Bank, or any Subsidiary and any Regulatory Agency, regardless of whether the same is voluntary or involuntary; or if any Regulatory Agency shall notify Subsidiary Bank that its capital has been impaired or does not meeting the minimum capital requirements of such Regulatory Agency, or that if a Regulatory Agency issues an order requiring the Subsidiary Bank to raise additional capital;
     8.10 Subsidiary Bank shall cease to be an “insured depository institution” under or within the meaning of 12 U.S.C. §1813, as amended, or a cease and desist order, memorandum of understanding or other agreement shall be issued by any Regulatory Authority against or affecting Borrower, Subsidiary Bank, or any Subsidiary which (in Lender’s opinion) has or could have a Material Adverse Effect;
     8.11 Any litigation or governmental or regulatory proceeding is instituted against Borrower, Subsidiary Bank or any Subsidiary which, in Lender’s reasonable opinion, will have a Material Adverse Effect, after taking into account insurance coverage and reserves therefor (if any);
     8.12 Any Property of Borrower, Subsidiary Bank or any Subsidiary, shall be seized, attached or levied upon, the value of which could reasonably be expected to have a Material Adverse Effect;
     8.13 Borrower, Subsidiary Bank or any Subsidiary shall have a judgment entered against it by a court having jurisdiction in the premises, in an amount which could reasonably be expected to have a Material Adverse Effect, provided that if, upon conferring with its counsel, Lender believes that it is probable that such judgment shall be reversed or dismissed, then such judgment shall not constitute an Event of Default hereunder if it is appealed in good faith or satisfied (without causing a Material Adverse Effect) within sixty (60) days after the entry of such judgment;
     8.14 Borrower, Subsidiary Bank or any Subsidiary shall fail (and such failure shall not have been cured or waived) to perform or observe any term, provision or condition of, or any other default or event of default shall occur under, any agreement, document or instrument evidencing or securing any outstanding indebtedness of Borrower, Subsidiary Bank or any Subsidiary, as the

case may be, for borrowed money in the amount of at least $100,000 (other than the Obligations), if the effect of such failure or default is to cause or permit such indebtedness to be declared to be due and payable or otherwise accelerated, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;
     8.15 The institution by Borrower, any ERISA Affiliate or Subsidiary Bank of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, any ERISA Affiliate or Subsidiary Bank would be required to make a contribution to such Pension Plan or would incur a liability or obligation to such Pension Plan in excess of $500,000; or the institution by the PBGC of steps to terminate any Pension Plan;
     8.16 Borrower, Subsidiary Bank or any Subsidiary shall be declared by Lender to be in default on, or pursuant to the terms of, (a) any other present or future obligation to Lender, including, without limitation, any other loan, line of credit, revolving credit, guaranty or letter of credit reimbursement obligation, or (b) any other present or future agreement purporting to convey to Lender a Lien upon any of the Property or assets of Borrower, Subsidiary Bank or any Subsidiary, and such default has not been cured within any applicable cure period;
     8.17 notwithstanding any other provision of this Agreement to the contrary, or which conflicts with the terms of this Section 8.17, the occurrence of a Material Adverse Effect upon Borrower or the Subsidiary Bank;
THEN, and in each such event (other than an event described in Sections 8.06, 8.07, 8.08, 8.09 or 8.10), Lender may declare the entire outstanding principal balance of and all accrued and unpaid interest on the Note issued under this Agreement and all other amounts payable by Borrower hereunder to be immediately due and payable, whereupon all of such outstanding principal balance and accrued and unpaid interest and all such other amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 8.06, 8.07, 8.08, 8.09 or 8.10, the entire outstanding principal balance of and all accrued and unpaid interest on the Note issued under this Agreement and all other amounts payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Transaction Documents or under applicable law.
SECTION 9. GENERAL
     9.01 No Waiver. No failure or delay by Lender or the holder of the Note in exercising any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law. Nothing herein contained shall in any way affect the right of Lender to exercise any statutory or common law right of banker’s lien or set-off.

     9.02 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default under this Agreement, Lender is hereby authorized at any time and from time to time to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the Obligations irrespective of whether or not Lender shall have made any demand hereunder or thereunder. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 9.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of Lender to exercise any right of set-off or counterclaim it may have against Borrower and, to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.
     9.03 Origination Fee; Cost and Expenses. Upon execution of this Agreement, Borrower agrees to pay to Lender a non-refundable origination fee of $25,000. Borrower also agrees to pay (a) all reasonable legal expenses (including Attorneys’ Fees), recording and filing fees incurred in connection with the preparation and amendment of this Agreement and the other Transaction Documents (b) if an Event of Default occurs, all out-of-pocket costs and expenses incurred by Lender, including, without limitation, reasonable Attorneys’ Fees, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom and (c) all other reasonable Attorneys’ Fees incurred by Lender relating to or arising out of or in connection with this Agreement or any of the other Transaction Documents.
     9.04 Environmental Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and Attorneys’ Fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to or as a direct or indirect result of the violation by Borrower, Subsidiary Bank or any Subsidiary of any laws or regulations relating to solid waste and/or hazardous waste treatment, storage, disposal, generation and transportation, air, water and/or noise pollution, soil or ground or water contamination, the handling, storage or release into the environment of hazardous materials or hazardous substances, and the transportation of hazardous materials (“Environmental Laws”); or with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, properties utilized by Borrower and/or Subsidiary Bank in the conduct of their respective businesses into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any hazardous material or substances (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this Section 9.04 shall survive the satisfaction and payment of the Obligations and termination of this Agreement.
     9.05 General Indemnity. In addition to the payment of expenses pursuant to Section 9.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to indemnify, pay and hold Lender and any holder of any of the Note, and the officers, directors, employees, agents and affiliates of Lender and such holder(s) (each, and

“Indemnitee”; and collectively, “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such indemnities in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against Indemnitees, in any manner relating to or arising out of this Agreement or other agreements executed and delivered by Borrower or any other Obligor in connection herewith, the statements contained in any commitment letters delivered by Lender, Lender’s agreement to make the Loan hereunder or the use or intended use of the proceeds of the Loan hereunder (the “Indemnified Liabilities”); that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnities or any of them. The provisions of the undertakings and indemnification set out in this Section 9.05 shall survive satisfaction and payment of the Obligations and termination of this Agreement.
     9.06 Authority to Act. Lender shall be entitled to act on any notices and instructions (telephonic or written) reasonably believed by Lender to have been delivered by any Person authorized to act on behalf of Borrower pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a Person authorized to act on behalf of Borrower, and Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all losses and expenses, if any, ensuing from any such action; provided, however, that Borrower shall have no obligation to indemnify Lender against any such losses or expenses arising solely from Bank’s gross negligence or intentional misconduct as determined by a court of competent jurisdiction.
     9.07 Notices. Except as otherwise specifically set forth in this Agreement, each notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by telecopy, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or telecopy number set forth on the signature page(s) of this Agreement, or at such other address or telecopy number as any party hereto may designate as its address for communications under this Agreement by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy (with answerback confirmation received), on the first (Ist) Business Day after the day on which sent, if sent by recognized overnight courier or on the third (3rd) Business Day after the day on which mailed, if sent by registered or certified mail.
9.08 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY ALABAMA STATE COURT LOCATED IN JEFFERSON COUNTY, ALABAMA, OR ANY UNITED STATES OF AMERICA COURT SITTING IN BIRMINGHAM, ALABAMA, AS LENDER MAY ELECT, IN ANY SUIT, ACTION

OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER HEREBY EXPRESSLY WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO BORROWER AT ITS ADDRESS SET FORTH IN SECTION 9.08. BORROWER AND LENDER IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND LENDER ARE ADVERSE PARTIES.
     9.09 Lender’s Books and Records. Lender’s books and records showing the account between Borrower and Lender shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof thereof.
     9.10 Governing Law; Amendments. This Agreement, the Note, and all of the other Transaction Documents shall be governed by and construed in accordance with the internal laws of the State of Alabama, and this Agreement and the other Transaction Documents may not be changed, nor may any term, condition or Event of Default be waived, modified or discharged orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
     9.11 References; Headings for Convenience. Unless otherwise specified herein, all references herein to Section numbers refer to section numbers of this Agreement, and all references herein to Exhibits A and B, and Schedules 3.03, 5.05, 5.08, 5.11, and 5.12 refer to annexed Exhibits A and B and Schedules 3.03, 5.05, 5.08, 5.11, and 5.12 which are hereby incorporated herein by reference. The section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.
     9.12 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Borrower and its successors and Lender and its successors and assigns. Borrower may not assign or delegate any of its rights or obligations under this Agreement.
     9.13 Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9.15 Resurrection of Obligations. To the extent that Lender receives any payment on account of any of the Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Obligations or part thereof intended to be satisfied and any and all liens, security interests, mortgages, deeds of trust and/or other encumbrances upon or pertaining to any assets of Borrower and theretofore created and/or existing in favor of Lender as security for the payment of such the Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of the Obligations.
     9.16 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.
     9.17 USA PATRIOT Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, Title I11 of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
(SIGNATURES ON FOLLOWING PAGE)

[Signature page to Loan Agreement]

BORROWER:

SUPERIOR BANCORP, a Delaware Corporation

By:	/s/ Mark A. Tarnakow

Name:	Mark A. Tarnakow
Title:	CFO

Address: 17 North 20th Street Birmingham, Alabama 35203 Attention: Mark A. Tarnakow Telecopier: (205) 327-3611

LENDER:

COLONIAL BANK

By:	/s/ John J. Burke Jr.

Name:	John J. Burke Jr.
Title:	Sr. Vice President

Address: 100 Colonial Bank Blvd Montgomery, AL 36117-4244 Attention: Telecopier: